UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934*
Date of Report (Date of earliest event reported): October 19, 2007
MEDIANEWS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	033-75156 (Commission File Number)	76-0425553 (I.R.S. Employer Identification No.)

101 W. Colfax Avenue, Suite 1100 Denver, Colorado 80202 (Address of principal executive offices)		80202 (Zip Code)
Registrant’s telephone number, including area code: (303) 954-6360
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

*	The registrant is not subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is voluntarily filing this Current Report on Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement.
     On August 2, 2006, MediaNews Group, Inc. (“the Company”) and The Hearst Corporation (“Hearst”) entered into a Stock Purchase Agreement (the “MediaNews/Hearst Agreement”) pursuant to which (i) Hearst agreed to make an equity investment in the Company (such investment will not include any governance or economic rights or interest in the Company’s publications in the San Francisco Bay area) and (ii) the Company agreed to purchase from Hearst The Monterey County Herald and the St. Paul Pioneer Press with a portion of the Hearst equity investment in the Company. The Company subsequently also agreed to purchase from Hearst the Torrance Daily Breeze with a portion of the proceeds of such equity investment.
     Such transactions were consummated on October 19, 2007 (see Items 2.01 and 3.02 below). The purchase price paid by Hearst for such equity investment was approximately $317 million, of which approximately $290 million was applied to pay the purchase price of The Monterey County Herald, the St. Paul Pioneer Press and the Daily Breeze, and approximately $27 million was paid to the Company in cash.
     In connection with the consummation of the Hearst equity investment, the Company and members of and entities affiliated with the Singleton and Scudder families restated their Shareholders Agreement to add Hearst as a party and to afford Hearst certain protective rights in respect of its equity investment in the Company’s business outside the San Francisco Bay Area. The form of such Restated Shareholders Agreement was filed as Exhibit 99.1 to the Company’s Report on Form 8-K filed on May 4, 2007.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On October 19, 2007, the Company and Hearst consummated the purchase from Hearst of The Monterey County Herald, the St. Paul Pioneer Press and the Torrance Daily Breeze and related publications and Web sites for $290,279,553. On October 19, 2007 the Company and SF Holding Corp. formed a new partnership to which the Company contributed The Monterey County Herald and SF Holding Corp. paid the Company approximately $27.4 million for a 32.64% interest in the new partnership. The operations of The Monterey County Herald will continue to be consolidated with the operations of the Company with a minority interest reflected to account for the 32.64% of the new partnership owned by SF Holding Corp.
Item 3.02 Unregistered Sales of Equity Securities.
     On October 19, 2007, the Company consummated the sale to Hearst in a private placement of 100 shares of its Class C Common Stock. Such shares afford Hearst an equity interest of 31% (after taking into account the dividend described in Item 8.01 below) in the Company’s publications outside the San Francisco Bay area. The purchase price for such shares was approximately $317 million.

Item 8.01 Other Events.
     On October 19, 2007, the Company declared a dividend of $10.98 per share on its Class A Common Stock, amounting to approximately $25 million in the aggregate. The payment date for such dividend is October 26, 2007. Such dividend will be funded out of the cash purchase price paid by Hearst for its equity investment in the Company.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIANEWS GROUP, INC.
Dated: October 22, 2007	By:	/s/ Ronald A. Mayo
Ronald A. Mayo
Vice President, Chief Financial Officer and Duly Authorized Officer of Registrant

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